Exhibit 99.1

AVIS BUDGET GROUP ADOPTS SHORT-TERM STOCKHOLDER RIGHTS PLAN

Will Enable Continuation of Substantial Share Repurchases

While Preventing “Creeping Control”

Existing Standstill Agreement with SRS Investment Management Expires January 25

PARSIPPANY, N.J., January 23, 2017 — Avis Budget Group, Inc. (NASDAQ: CAR), a leading global provider of vehicle rental and car sharing services, today announced that its Board of Directors has adopted a short-term stockholder rights plan that will enable the Company to continue to engage in substantial share repurchases without subjecting it to the potential risk of “creeping control” that could harm stockholders.

SRS Investment Management (“SRS”) has disclosed an approximately 28.5% economic interest in Avis Budget Group, including voting power over approximately 9.7% of the outstanding shares and economic exposure to an additional approximately 18.8% of the outstanding shares through cash-settled derivative instruments and options. Avis Budget Group has repurchased over $1 billion of its shares over the past three years, reducing shares outstanding by approximately 20%. As announced on November 14, 2016, the Company has again increased its share repurchase authorization by $250 million and expects to repurchase a significant amount of shares in 2017.

The Company and SRS entered into an agreement in January 2016 which contains standstill provisions which expire January 25, 2017, as well as SRS board representation which continues. SRS has been unwilling to agree to customary standstill provisions going forward.

To keep any party from obtaining effective control of Avis Budget Group without paying a control premium, and to prevent the ability to effectively block strategic actions that may be in stockholders’ interests, the Board believes it is in the best interests of the Company and all of its stockholders to implement a short-term rights plan. The rights plan is not intended to prevent – and is designed to ensure that stockholders have a fair opportunity to consider – any action with respect to the Company (including its acquisition) that the Board determines to be in the best interests of stockholders and is not being adopted in response to any specific action or proposal. The Board and management remain highly committed to taking actions that are in the best interests of the Company and all of its stockholders and maximizing long-term stockholder value, including through further share repurchases which to date have been met with support by the Company’s stockholders.

The rights will initially trade with the Company’s common stock and will generally become exercisable only if any person (or any persons acting in concert or as a group) acquires a voting or economic position in 10% or more of the Company’s outstanding common stock (the “triggering percentage”). If the rights become exercisable, all holders of rights (other than any triggering person) will be entitled to acquire shares of common stock at a 50% discount or the Company may exchange each right held by such holders for one share of common stock. Under the rights plan, any person (including SRS) which currently owns more than the triggering percentage (an “existing holder”) may continue to own its shares of common stock but may not acquire a voting or economic interest in any additional shares without triggering the rights plan. The conversion or exchange by an existing holder of any derivative or other economic interest in the Company into voting power will cause the rights to become exercisable if the existing holder’s beneficial ownership exceeds the triggering percentage.

The rights plan expires on January 22, 2018 and will not be renewed without also seeking stockholder approval. The rights plan may also be terminated, or the rights may be redeemed, prior to the scheduled expiration of the rights plan under certain other circumstances. Further details of the rights plan will be contained in a Form 8-K that the Company will file with the Securities and Exchange Commission.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will,” “should,” “would,” “may” and “could” or similar words or expressions are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to the operation or effects of the rights plan, are also forward-looking statements. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the period ended September 30, 2016 under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

About Avis Budget Group

Avis Budget Group, Inc. is a leading global provider of vehicle rental services through its Avis and Budget brands, with more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. For more information, visit www.avisbudgetgroup.com.

Contacts:	Investors	Media
	Neal Goldner	Alice Pereira
	(973) 496-5086	(973) 496-3916
	IR@avisbudget.com	PR@avisbudget.com

George Sard/David Reno
Sard Verbinnen & Co.
212 687-8080
AvisBudget-SVC@sardverb.com